Exhibit 21.1

                           CHAMPPS ENTERTAINMENT, INC.
                         SUBSIDIARIES OF THE REGISTRANT

Champps Operating Corporation
         Champps Americana, Inc.
         Champps Entertainment of Edison, Inc.
         Champps Entertainment of Texas, Inc.
         Americana Dining Corp.


Casual Dining Ventures, Inc.


Specialty Concepts, Inc.
         The Great Bagel & Coffee Company, Inc.
         The Great Bagel, Inc.
         French Quarter Coffee Company